Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of the historical financial information of Azio AI Holdings, Inc., a Delaware corporation formerly known as “Envirotech Vehicles, Inc.” (“Azio AI,” or the “Company”), and Azio AI Corporation, a Delaware corporation (“Legacy Azio AI”), adjusted to give effect to the merger and related transactions described below (collectively, the “Transactions”).

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses, and reflects only Transaction Accounting Adjustments (as defined in Article 11). The Company has not reflected (and has elected not to present) adjustments for reasonably estimable synergies, dis-synergies, or other non-accounting transaction effects.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under generally accepted accounting principles in the United States and is based on the historical financial statements of the Company and Legacy Azio AI.

The acquisition of Legacy Azio AI was accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 805, Business Combinations, and the Company was determined to be the acquirer for accounting purposes and has therefore estimated the fair value of Legacy Azio AI’s assets acquired and liabilities assumed which uses the fair value concepts defined in ASC 820, Fair Value Measurement. Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded, as of the completion of the acquisition, primarily at their respective fair values, with the excess of the purchase consideration over the fair value of Legacy Azio AI’s net assets allocated to goodwill, if any, and added to those of the Company.

Financial statements and reported results of operations of the Company issued after the Closing will reflect these values and will not be retroactively restated to reflect the historical financial position or results of operations of Legacy Azio AI. The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is preliminary and thus subject to adjustment and may vary materially from the final purchase price allocation that will be completed within the measurement period, but in no event later than one year following the Closing.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily reflect what the Company’s financial position or results of operations would have been had the Transactions been completed on the dates assumed, nor is it necessarily indicative of the Company’s future financial condition or results of operations. The Company’s actual results may differ from the pro forma amounts presented.

Pro Forma Financial Information Included

The unaudited pro forma condensed combined financial information includes:

Unaudited pro forma condensed combined balance sheet as of June 30, 2026

This balance sheet combines (i) the historical unaudited condensed consolidated balance sheet of the Company as of June 30, 2026, and (ii) the historical unaudited condensed balance sheet of Legacy Azio AI as of June 30, 2026, giving pro forma effect to the Transactions as if they had occurred on June 30, 2026.

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025

This statement combines (i) the historical audited consolidated statement of operations of the Company for the year ended December 31, 2025, and (ii) the historical audited statement of operations of Legacy Azio AI for the period from October 7, 2025 (inception) to December 31, 2025, giving pro forma effect to the Transactions as if they had occurred on January 1, 2025, the beginning of the earliest period presented.

Unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026

This statement combines (i) the historical unaudited condensed consolidated statement of operations of the Company for the six months ended June 30, 2026, and (ii) the historical unaudited condensed statement of operations of Legacy Azio AI for the six months ended June 30, 2026, giving pro forma effect to the Transactions as if they had occurred on January 1, 2025, the beginning of the earliest period presented.

The accompanying notes are an integral part of the pro forma condensed combined financial information. Such notes describe the assumptions and estimates related to the unaudited adjustments to the pro forma condensed combined financial information.

Sources of Historical Financial Information

The unaudited pro forma condensed combined financial information has been derived from:

●

the historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2025, and the related notes thereto, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025;

●

the historical unaudited condensed consolidated financial statements of the Company as of and for the six months ended June 30, 2026, and the related notes thereto, included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026;

●

the historical audited financial statements of Legacy Azio AI as of and for the period from October 7, 2025 (inception) to December 31, 2025, and the related notes thereto, included in Exhibit 99.1 to the Current Report on Form 8-K/A; and

●

the historical unaudited condensed financial statements of Legacy Azio AI as of and for the six months ended June 30, 2026, and the related notes thereto, included in Exhibit 99.2 to the Current Report on Form 8-K/A.

Description of the Transactions

Agreement and Plan of Merger

On July 2, 2026, the Company completed its previously announced acquisition of Legacy Azio AI, pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated July 2, 2026 (the “Merger Agreement”), by and among (i) Legacy Azio AI, (ii) the Company, (iii) EV-AZ Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“First Merger Sub”), and (iv) Azio AI, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Second Merger Sub”).

Pursuant to the Merger Agreement, (i) First Merger Sub merged with and into Legacy Azio AI, pursuant to which Legacy Azio AI was the surviving corporation and became a wholly owned subsidiary of the Company (the “First Merger”) and (ii) immediately following the effective time of the First Merger (the “First Effective Time”), the surviving corporation of the First Merger merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (the “Surviving Entity”) and became a wholly owned subsidiary of the Company (the “Second Merger” and, together with the First Merger, the “Mergers” and such effective time of the Second Merger, the “Second Effective Time”).

Under the terms of the Merger Agreement, in connection with the closing of the transactions contemplated by the Merger Agreement (the “Closing”) and as of the First Effective Time, the Company issued to the holders of shares of Legacy Azio AI common stock issued and outstanding immediately prior to the First Effective Time (the “Legacy Azio AI Stockholders”) (other than shares held in treasury or held by Legacy Azio AI) (i) 2,460,351 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), which such number of shares represented a number of shares equal to no more than (a) 19.9% (the “Exchange Cap”) of the outstanding shares of Common Stock immediately prior to the First Effective Time, minus (b) 194,807 shares of Common Stock issuable upon conversion of the $150,000 aggregate principal amount of outstanding convertible notes of Legacy Azio AI being assumed by the Company as of the Closing (the “Convertible Notes”), and (ii) 973,450 shares of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”) (such aggregate shares in (i) and (ii) collectively, the “Merger Consideration”).

The Convertible Notes remained outstanding after the First Effective Time and, thereafter, will be convertible into shares of Common Stock.

No fractional shares of Common Stock and Series A Preferred Stock were issued in connection with the First Merger. Any fractional shares that a Legacy Azio AI Stockholder would otherwise be entitled to receive were aggregated and any remaining fractional shares were rounded up to the nearest whole share.

Each share of Series A Preferred Stock will be convertible into 100 shares of Common Stock upon approval by the Company’s stockholders of the Conversion Proposal (as defined below).

The Company and Legacy Azio AI acknowledge that, under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), the Common Stock and the Series A Preferred Stock issued as Merger Consideration will not be entitled to vote on the Conversion Proposal (as defined below).

Pursuant to the Merger Agreement, the Company will use reasonable best efforts to call and hold, as soon as practicable after the execution of the Merger Agreement, a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of seeking: (i) the approval of the conversion of the Series A Preferred Stock into shares of Common Stock in accordance with Nasdaq Listing Rule 5635 (the “Conversion Proposal”), (ii) approval of the adoption by the Company of the Azio AI Holdings, Inc. 2026 Equity Incentive Plan, and (iii) approval of the Amended and Restated Certificate of Incorporation of the Company (the proposals in (i) through (iii) above, the “Transaction Proposals”).

The Merger Agreement provides that the parties thereto shall take all necessary action so that immediately after the Closing:

(i)

the Company’s board of directors (the “Board”) is comprised of four members, with (i) one person determined by Legacy Azio AI who is Chris Young, (ii) one person determined by the Board who is Jason Maddox, and (iii) two persons jointly agreed between Legacy Azio AI and the Company who shall each meet the requirements of being an “independent director” for purposes of Nasdaq and applicable U.S. Securities and Exchange Commission rules and regulations and applicable securities laws; and

(ii)

the following persons are appointed to the positions of officers of the Company to serve in such positions effective as of the Closing until successors are duly appointed and qualified in accordance with applicable Law: (i) Chris Young as the Chief Executive Officer, (ii) Simon Yu as President, (iii) Jason Maddox as Chief Financial Officer, (iv) Elgin Tracy as Chief Operating Officer, (v) David Shiue as Chief Business Development Officer, (vi) Gary Chen as Chief Product Officer, (vii) Jenny Yang as Chief Administrative Officer, and (viii) Merrick Alpert as Chief Communications Officer.

As of the Closing, all directors and officers of the Company who are not to continue as directors or officers of the Company following the Closing shall resign from such positions effective as of the Closing.

However, the Company filed a Current Report on Form 8-K on August 28, 2026, whereby four of the Azio AI Officers (including Simon Yu, David Shiue, Gary Chen, and Jenny Yang) were removed as officers of the Company by the board of directors of the Company effective as of August 27, 2026, pending stockholder approval and approval of the Company’s Nasdaq initial listing application. Chris Young from Azio AI would still continue to serve as the Chief Executive Officer of the Company.

Parent Support Agreements

In connection with the execution of the Merger Agreement, the Company and Legacy Azio AI entered into a support agreement, dated as of July 2, 2026 (the “Support Agreement”), with the Company’s officers and directors as of immediately prior to the First Effective Time. Subject to the terms and conditions set forth therein, the Support Agreement provides that, among other things, each of the officers and directors party thereto has agreed to vote or cause to be voted all of the shares of Common Stock owned by such stockholder in favor of the Transaction Proposals at the Stockholders Meeting.

The Company covenants that at all times after receipt of the approval of the Transaction Proposals obtained at the Stockholders Meeting, for as long as any shares of Series A Preferred Stock remain outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or shares of Common Stock held in treasury by the Company, for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all shares of Series A Preferred Stock then outstanding.

After giving effect to the Transactions, pursuant to the terms and conditions of the Merger Agreement,

(i)

the Azio AI Stockholders immediately prior to the First Effective Time own approximately 14.4% of the outstanding shares of Common Stock immediately following the Closing assuming the exercise of 1,000,000 outstanding warrants of the Company to acquire shares of Common Stock with an exercise price of $0.01 per share and 87.2% of the outstanding shares of Common Stock on a diluted basis assuming the Series A Preferred Stock is converted at a ratio of 100:1 (following stockholder approval of the Conversion Proposal); and

(ii)

the holders of outstanding shares of Common Stock immediately prior to the First Effective Time own approximately 85.6% of outstanding shares of Common Stock immediately following the Closing assuming the exercise of 1,000,000 outstanding warrants of the Company to acquire shares of Common Stock with an exercise price of $0.01 per share and 12.8% of the outstanding shares of Common Stock on a diluted basis assuming the Series A Preferred Stock is converted at a ratio of 100:1 (following stockholder approval of the Conversion Proposal).

Series A Preferred Stock

Conversion Rights

Each share of Series A Preferred Stock is convertible into 100 shares of Common Stock (the “Conversion Shares”), subject to the terms and conditions set forth in the Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock filed with the Secretary of State of the State of Delaware on July 2, 2026 (the “Certificate of Designation”). The Series A Preferred Stock is convertible, at the option of the holder, at any time and from time to time following 5:00 p.m. Eastern Time on the date that the Company’s stockholders approve the conversion of the Series A Preferred Stock into shares of Common Stock (the “Stockholder Approval”).

Until the Stockholder Approval is obtained, no shares of Series A Preferred Stock may be converted into shares of Common Stock.

Stockholder Approval

Pursuant to the Merger Agreement and the Certificate of Designation, the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock is subject to and contingent upon approval by the Company’s stockholders in accordance with applicable Nasdaq rules. The Series A Preferred Stock is not convertible into Common Stock until the Stockholder Approval has been obtained.

Dividend Rights

Holders of Series A Preferred Stock are entitled to receive dividends on an as-if-converted-to-common-stock basis equal to and in the same form and manner as dividends actually paid on Common Stock. Other than such rights, no additional dividends are payable on the Series A Preferred Stock.

Voting Rights

Except as otherwise required by Delaware law or expressly provided in the Certificate of Designation, the Series A Preferred Stock has no voting rights.

However, for so long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock is required for certain actions, including: (i) altering or adversely changing the powers, preferences, or rights of the Series A Preferred Stock, and (ii) increasing or decreasing the number of authorized shares of Series A Preferred Stock (other than by conversion).

Liquidation

The Series A Preferred Stock ranks on parity with Common Stock with respect to distributions upon liquidation, dissolution, or winding up of the Company. Upon any liquidation, holders of Series A Preferred Stock are entitled to receive the same amount that would have been received had such shares been converted into Common Stock immediately prior to the liquidation event, together with any declared but unpaid dividends.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2026

	(1) Company (Historical)	(2) Legacy Azio AI (Historical)	Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$141,955	$102,081	$—		$244,036
Receivable from related party	2,356,946	—	—		2,356,946
EPA fulfillment asset	1,342,966	—	—		1,342,966
Inventory	—	291,498	—		291,498
Prepaid expenses	202,399	40,000	—		242,399
Other current assets	72,460	232,500	—		304,960
Total current assets	4,116,726	666,079	—		4,782,805

Property and equipment, net	9,225,389	—	(23,005)	(a)	5,169,154
			(4,033,230)	(b)
Operating right of use assets	1,994,787	—	—		1,994,787
Intangibles	—	—	19,010,000	(c)	19,010,000
Goodwill	—	—	6,502,107	(d)	6,502,107
Other non-current assets	221,995	—	—		221,995
Total assets	$15,558,897	$666,079	$21,455,872		$37,680,848

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$8,254,898	$102,268	$—		$8,357,166
Deferred revenue	1,544,000	4,033,230	(4,033,230)	(b)	1,544,000
EPA contract liability	5,146,066	—	—		5,146,066
Accrued liabilities	2,027,076	—	—		2,027,076
Operating lease liabilities, current	681,155	—	—		681,155
Loan from related party		100,000	—		100,000
Short-term debt	9,267,852	—	—		9,267,852
Other current liabilities	—	1,200	—		1,200
Total current liabilities	26,921,047	4,236,698	(4,033,230)		27,124,515

Operating lease liabilities, noncurrent	1,020,844	—	—		1,020,844
Deferred tax liability	—	—	3,992,100	(e)	3,992,100
Convertible Notes	—	249,602	—		249,602
Total liabilities	27,941,891	4,486,300	(41,130)		32,387,061

Commitments and contingencies	—	—	—		—

Stockholders’ equity (deficit)
Series A Preferred Stock, $0.00001 par value per share	—	—	10	(f)	10
Company common stock, $0.00001 par value per share	137	—	24	(g)	161

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2026

(CONTINUED)

	(1) Company (Historical)	(2) Legacy Azio AI (Historical)	Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Legacy Azio AI preferred shares, $0.00001 par value per share	—	—	—	(h)	—
Legacy Azio AI common shares, $0.00001 par value per share	—	100	(100)	(h)	—
Additional paid-in capital	110,829,668	—	13,590,990	(f)	128,529,420
			4,108,762	(g)
Accumulated deficit	(123,212,799)	(3,820,321)	3,820,321	(h)	(123,235,804)
			(23,005)	(a)
Total stockholders’ equity (deficit)	(12,382,994)	(3,820,221)	21,497,002		5,293,787
Total liabilities and stockholders’ equity (deficit)	$15,558,897	$666,079	$21,455,872		$37,680,848

See accompanying notes to the unaudited pro forma condensed combined financial information.

(1)	Derived from the historical unaudited condensed consolidated balance sheet of the Company as of June 30, 2026.
(2)	Derived from the historical unaudited condensed balance sheet of Legacy Azio AI as of June 30, 2026.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025

	(1) Company (Historical)	(2) Legacy Azio AI (Historical)	Transaction Accounting Adjustments	Note 6	Pro Forma Combined
Sales, net	$5,939,008	$—	$—		$5,939,008
Cost of sales	19,137,380	—	422,200	(aa)	19,559,580
Gross loss	(13,198,372)	—	(422,200)		(13,620,572)

Operating expenses
General and administrative expenses	11,071,013	48,034	1,689,900	(bb)	12,808,947
Consulting expenses	65,261	—	—		65,261
Research and development expenses	731,808	—	—		731,808
Sales and marketing expenses	210,876	5,611	—		216,487
Goodwill impairment	10,103,048	—	—		10,103,048
Impairment of intangible assets	3,300,801	—	—		3,300,801
Total operating expenses	25,482,807	53,645	1,689,900		27,226,352

Loss from operations	(38,681,179)	(53,645)	(2,112,100)		(40,846,924)

Other income (expense)
Interest income, net	33,320	—	—		33,320
Loss on conversions and changes in fair value of Company convertible notes	(461,019)	—	—		(461,019)
Other expense	(18,108)	—	—		(18,108)
Total other expense, net	(445,807)	—	—		(445,807)

Loss before income taxes	(39,126,986)	(53,645)	(2,112,100)		(41,292,731)

Income tax (expense)/benefit	—	(800)	443,541	(cc)	442,741

Net loss	$(39,126,986)	$(54,445)	$(1,668,559)		$(40,849,990)

Net loss per share, basic and diluted	(11.54)	(0.01)		(dd)	(6.98)
Weighted-average number of shares used to compute net loss per share, basic and diluted	3,391,670	10,000,000			5,852,021

See accompanying notes to the unaudited pro forma condensed combined financial information.

(1)	Derived from the historical audited consolidated statement of operations of the Company for the year ended December 31, 2025.
(2)	Derived from the historical audited statement of operations of Legacy Azio AI for the period from October 7, 2025 (inception) to December 31, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2026

	(1) Company (Historical)	(2) Legacy Azio AI (Historical)	Transaction Accounting Adjustments	Note 7	Pro Forma Combined
Sales, net	$4,911,508	$232,800	$(232,800)	(aaa)	$4,911,508
Cost of sales	5,028,791	210,817	(209,795)	(aaa)	5,240,913
			211,100	(bbb)
Gross profit (loss)	(117,283)	21,983	(234,105)		(329,405)

Operating expenses
General and administrative expenses	9,338,866	3,657,797	844,950	(ccc)	13,841,613
Research and development expenses	22,000	—	—		22,000
Sales and marketing expenses	30,000	54,960	—		84,960
Total operating expenses	9,390,866	3,712,757	844,950		13,948,573

Loss from operations	(9,508,149)	(3,690,774)	(1,079,055)		(14,277,978)

Other income (expense)
Interest income (expense), net	50	(2,308)	—		(2,258)
Loss on fair value adjustment of Convertible Notes	—	(97,294)	—		(97,294)
Loss on conversions and changes in fair value of Company convertible notes	(1,000,627)	—	—		(1,000,627)
Other (expense)/income	(115,613)	25,000	—		(90,613)
Total other expense, net	(1,116,190)	(74,602)	—		(1,190,792)

Loss before income taxes	(10,624,339)	(3,765,376)	(1,079,055)		(15,468,770)

Income tax (expense)/benefit	—	(400)	221,771	(ddd)	221,371

Net loss	$(10,624,339)	$(3,765,776)	$(857,284)		$(15,247,399)

Net loss per share, basic and diluted	(0.78)	(0.38)		(eee)	(0.95)
Weighted-average number of shares used to compute net loss per share, basic and diluted	13,644,579	10,000,000			16,104,930

See accompanying notes to the unaudited pro forma condensed combined financial information.

(1)	Derived from the historical unaudited condensed consolidated statement of operations of the Company for the six months ended June 30, 2026.
(2)	Derived from the historical unaudited condensed statement of operations of Legacy Azio AI for the six months ended June 30, 2026.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Transactions and the Merger Agreement

On July 2, 2026, the Company completed its previously announced acquisition of Legacy Azio AI, pursuant to that certain Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), by and among (i) Legacy Azio AI, (ii) the Company, (iii) EV-AZ Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“First Merger Sub”), and (iv) Azio AI, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Second Merger Sub”).

Pursuant to the Merger Agreement, (i) First Merger Sub merged with and into Legacy Azio AI, pursuant to which Legacy Azio AI was the surviving corporation and became a wholly owned subsidiary of the Company (the “First Merger”) and (ii) immediately following the effective time of the First Merger (the “First Effective Time”), the surviving corporation of the First Merger merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (the “Surviving Entity”) and became a wholly owned subsidiary of the Company (the “Second Merger” and, together with the First Merger, the “Mergers” and such effective time, the “Second Effective Time”).

At the closing of the transactions contemplated by the Merger Agreement (the “Transactions” and such closing, the “Closing”), all outstanding shares of Legacy Azio AI common stock were exchanged for consideration consisting of shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) and the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”). As a result of the Mergers, Legacy Azio AI became a wholly owned subsidiary of the Company.

Effective as of July 9, 2026, the Company filed an amendment to its Amended and Restated Certificate of Incorporation to change its name to “Azio AI Holdings, Inc.” and its Common Stock began trading under the symbol “AZIO” on the Nasdaq Capital Market effective as of July 13, 2026.

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the prior pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and to present reasonably estimable synergies and other transaction effects (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and has included only Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily reflect what the Company’s financial position or results of operations would have been had the Transactions been completed on the dates assumed, nor is it necessarily indicative of the Company’s future financial condition or results of operations. The Company’s actual results may differ from the pro forma amounts presented.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments made by the Company that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

During preparation of the unaudited pro forma condensed combined financial information, the Company performed a preliminary analysis of Legacy Azio AI’s accounting policies and is not aware of any material differences between Legacy Azio AI’s accounting policies and the Company’s accounting policies, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026, gives effect to the Mergers and related Transactions as if they had occurred on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025, and six months ended June 30, 2026, give effect to the Mergers and related Transactions as if they had occurred on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the historical financial statements and related notes of the Company and Legacy Azio AI included elsewhere. The historical financial statements of the Company and Legacy Azio AI have been prepared in accordance with U.S. generally accepted accounting principles.

Series A Preferred Stock

The Series A Preferred Stock includes a provision that, in the event of a tender or exchange offer by a third party in which the holders of more than 50% of the Common Stock not held by the Company or such third party receive cash or other assets in exchange for or conversion of such Common Stock, allows holders of Series A Preferred Stock, upon any subsequent conversion subject to stockholder approval, to convert their shares for the same form of consideration (“Alternate Consideration”). The Company concluded that because this right to receive Alternate Consideration may be triggered by an event outside the Company’s control and could result in settlement in cash, the Series A Preferred Stock is classified as temporary equity. As of the current reporting date, a tender offer is not probable, and the Series A Preferred Stock is not deemed probable of becoming convertible for such Alternate Consideration. Because such conversion for Alternate Consideration is not considered probable, the Series A Preferred Stock is not subsequently remeasured to such value.

Note 3 — Accounting for the Business Combination

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and is based on the historical financial statements of the Company and Legacy Azio AI.

The acquisition of Legacy Azio AI was accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 805, Business Combinations (“ASC 805”) and the Company was determined to be the acquirer for accounting purposes and has therefore estimated the fair value of Legacy Azio AI’s assets acquired and liabilities assumed which uses the fair value concepts defined in ASC 820, Fair Value Measurement (“ASC 820”).

The Company determined that the Company was the acquirer of Legacy Azio AI under ASC 805 due to the following:

●

Relative voting rights at the Closing: Legacy Azio AI stockholders are expected to hold approximately 14.4% of the outstanding shares of Common Stock immediately following the Closing, while the Company stockholders, including vested and exercisable warrants, are expected to hold approximately 85.6% of the outstanding shares of Common Stock immediately following the Closing. Accordingly, the Company stockholders retain a substantial majority of the voting rights immediately following the Closing, favoring the Company as the accounting acquirer.

●

Relative size and operational scale: The Company reported approximately $15.6 million of total assets and $4.9 million of revenue for the six months ended June 30, 2026, compared to $0.7 million of total assets and $0.2 million of revenue for Legacy Azio AI for the six months ended June 30, 2026. Similarly, the Company reported approximately $5.9 million of revenue for the year ended December 31, 2025, compared to no revenue for Legacy Azio AI for the period from October 7, 2025 (inception) to December 31, 2025, as Legacy Azio AI was newly incorporated on October 7, 2025. Accordingly, the Company was significantly larger based on assets, revenues, and operating scale, favoring the Company as the accounting acquirer.

●

Although the Merger Agreement provides for the appointment of five additional executive officers, only one of which would replace an existing executive officer in the position of CEO, Legacy Azio AI was only entitled to appoint one director to the Company’s board of directors, consisting of four current directors immediately prior to the Closing. Therefore, immediately following the Closing, the Company’s board of directors was comprised of a majority of incumbent directors, and the stockholders of the Company have the authority to remove or appoint directors at and post-Closing.

●

However, the Company filed a Current Report on Form 8-K on August 28, 2026, whereby four of the Azio AI Officers (including Simon Yu, David Shiue, Gary Chen, and Jenny Yang) were removed as officers of the Company by the board of directors of the Company effective as of August 27, 2026, pending stockholder approval and approval of the Company’s Nasdaq initial listing application. Chris Young from Azio AI would still continue to serve as the Chief Executive Officer of the Company.

●	Other factors, including the Company remaining the legal acquirer, the Nasdaq-listed public company, and the U.S. Securities and Exchange Commission registrant.

The Company determined that the future conversion of the Series A Preferred Stock, if approved by the Company’s stockholders, was an independent event based on it being outside of the control of the Company and therefore substantive. The stockholders required to vote for the conversion of the Series A Preferred Stock under the terms of the support agreements signed by the officers and directors of the Company at the Closing do not hold a majority of the Common Stock and own approximately 1.9% of the outstanding shares of Common Stock immediately before the Closing and hence cannot unilaterally approve the conversion of the Series A Preferred Stock. The Legacy Azio AI stockholders who will become stockholders of the Company after the Closing do not have the right to vote on the stockholder approval required for conversion of the Series A Preferred Stock.

The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs, which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.

The Company concluded that the arrangement meets the definition of a business combination, as substantially all of the fair value of the gross assets acquired is not concentrated in a single identifiable asset and Legacy Azio AI meets the definition of business as the set includes inputs and processes that have the ability to create outputs.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the acquisition is completed at the then-current fair value.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, the Company may be required to value assets at fair value measures that do not reflect the Company’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded, as of the completion of the acquisition, primarily at their respective fair values, with the excess of the purchase consideration over the fair value of Legacy Azio AI’s net assets allocated to goodwill, if any, and added to those of the Company.

Financial statements and reported results of operations of the Company issued after the Closing will reflect these values and will not be retroactively restated to reflect the historical financial position or results of operations of Legacy Azio AI. The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is preliminary and thus subject to adjustment and may vary materially from the final purchase price allocation that will be completed within the measurement period, but in no event later than one year following the Closing.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred.

Note 4 — Estimated Consideration and Preliminary Purchase Price Allocation

Estimated Consideration

The preliminary fair value of the total consideration is comprised of the following components:

Common Stock consideration, 2,460,351 shares issued at a fair value of $1.67 per share	$4,108,786
Series A Preferred Stock consideration, 973,450 shares issued	13,591,000
Deferred revenue representing a deposit paid by the Company	4,033,230
Total consideration	$21,733,016

The preliminary fair value of the consideration transferred was calculated based on the following assumptions:

●

Common Stock consideration (the “Common Stock Consideration”): Issuance of 2,460,351 shares of Common Stock to the equity holders of Legacy Azio AI and the closing stock price of the Common Stock on the Nasdaq Capital Market on July 2, 2026, which was $1.67 per share.

●

Series A Preferred Stock consideration (the “Preferred Stock Consideration”): Issuance of 973,450 shares of Series A Preferred Stock to the equity holders of Legacy Azio AI. Each share of Series A Preferred Stock issued as consideration is convertible into 100 shares of Common Stock, subject to stockholder approval. As management does not hold sufficient voting power to unilaterally influence the outcome of the stockholder approval process, the Company has adopted a probabilistic approach for determining the fair value of the Series A Preferred Stock that considers both conversion and non-conversion scenarios.

Under the scenario wherein the affirmative approval from stockholders is received, each share of Series A Preferred Stock is assumed to be converted into 100 shares of Common Stock. The fair value of the Preferred Stock Consideration is determined based on the diluted, per-share value of the Common Stock equal to $0.19, reflecting the increased number of shares outstanding following conversion. The probability assigned to an affirmative approval from stockholders is 70%.

Under the scenario wherein the affirmative approval from stockholders is not received, the shares of Series A Preferred Stock are assumed to remain outstanding in their existing form. Accordingly, the fair value of the Preferred Stock Consideration is determined by multiplying the number of shares of Series A Preferred Stock issued as of the valuation date by the per-share value of the Common Stock of $1.67 as of the valuation date, discounted for the lack of marketability at 20% and lack of voting rights at 3%, as these are the primary differences between the Series A Preferred Stock and the Common Stock under the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock filed with the Secretary of State of the State of Delaware on July 2, 2026. The probability assigned to an affirmative approval not being received from stockholders is 30%.

●

Deferred revenue: As the deferred revenue represents a deposit paid by the Company, it has been added back to the purchase consideration in accordance with the accounting guidance on the settlement of pre-existing relationships in a business combination.

Preliminary Purchase Price Allocation

The Company recorded the assets acquired and liabilities assumed as of the date of the Closing based on the information available at that date.

Consideration
Common stock consideration	$4,108,786
Preferred stock consideration	13,591,000
Deferred revenue representing a deposit paid by the Company	4,033,230
Fair value of total consideration transferred	$21,733,016

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$102,081
Inventory	291,498
Intangibles	19,010,000
Other current assets	232,500
Prepaid expenses	40,000
Accounts payable	(102,268)
Deferred tax liability	(3,992,100)
Short-term debt	(100,000)
Other current liabilities	(1,200)
Convertible Notes	(249,602)
Total identifiable net assets	15,230,909

Goodwill	$6,502,107

Working capital accounts were valued at their respective carrying amounts because the Company believes that these amounts approximate the current fair values. The preliminary estimate of the fair value of the identifiable intangible assets (customer contract and supplier relationship) was determined by the Company with the assistance of a third-party valuation expert.

The customer contract was preliminarily valued using the income approach, specifically the multi-period excess earnings method. The valuation was based on projected cash flows expected to be generated from the acquired customer agreement. Significant assumptions utilized in the valuation included projected contracted capacity deployment, expected revenue and operating margins, and a discount rate of approximately 29%. The customer contract intangible asset was assigned an estimated useful life of approximately 10 years based on the period over which the underlying contract is expected to generate economic benefits.

Supplier relationships were preliminarily valued using the income approach, specifically the with-and-without method. The valuation reflects the economic benefits derived from established relationships and reseller authorizations with key hardware suppliers that provide access to GPU servers and related AI infrastructure products. Significant assumptions utilized in the valuation included projected hardware distribution revenues, expected reseller margins, the anticipated decline in benefits from the existing supplier base over time, and a discount rate of approximately 32%. The supplier relationship intangible asset was assigned an estimated useful life of approximately five years based on the expected duration of the economic benefits associated with these relationships.

The above allocation of the purchase price is based upon certain valuations and other analyses that have not been completed as of the date of this filing. Any changes in the estimated fair values of the net assets recorded for the Transactions upon the finalization of more detailed analyses of the facts and circumstances that existed at the date of the Closing will change the allocation of the purchase price. As such, the purchase price allocation for the Transactions is a preliminary estimate, which is subject to change within the measurement period. Any increase or decrease in the fair value of Legacy Azio AI’s tangible and identifiable intangible assets and liabilities as compared with the information shown herein would also change the portion of the purchase price allocable to goodwill.

The goodwill recorded related to the Transactions is the excess of the fair value of consideration transferred by the Company over the fair value of the net identifiable assets and liabilities assumed at the date of the Closing.

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2026

The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(a)

Represents elimination of profit included in property and equipment as a result of intercompany sales. This adjustment relates to cryptocurrency mining and related infrastructure equipment purchased by the Company from Legacy Azio AI prior to the Closing. Because Legacy Azio AI became a wholly owned subsidiary of the Company upon the Closing, the sale represents an intercompany transaction in the combined entity and must be eliminated in consolidation, including any intercompany profit included in the Company’s property and equipment.

(b)

Represents elimination of deferred revenue and property and equipment as a result of intercompany sales. This adjustment relates to elimination of an advance paid by the Company to Legacy Azio AI for cryptocurrency mining and related infrastructure equipment. Because Legacy Azio AI became a wholly owned subsidiary of the Company upon the Closing, the advance payment is an intercompany transaction for the combined entity and must be eliminated in consolidation, including the deferred revenue recognized by Legacy Azio AI and the construction in progress included in the Company’s property and equipment.

(c)

Represents adjustments to the assets acquired and liabilities assumed in accordance with the preliminary estimated purchase price described in Note 4, including an adjustment to intangible assets (customer contract and supplier relationship) that are expected to be recorded in connection with the Transactions.

(d)

Represents the recognition of goodwill on account of the Transactions. Goodwill represents the excess of the fair value of consideration transferred by the Company over the fair value of the net identifiable assets and liabilities assumed at the date of the Closing.

(e)

Represents tax adjustment for the preliminary assignment of the purchase price that resulted in the recognition of deferred tax liabilities primarily related to the fair value adjustments of acquired intangible assets.

(f)	Represents the issuance of 973,450 shares of Series A Preferred Stock upon the Closing.

(g)	Represents the issuance of 2,460,351 shares of Common Stock upon the Closing.

(h)	Represents the elimination of Legacy Azio AI’s historical equity balances.

Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2025

The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(aa)	Represents an adjustment for the amortization of supplier relationship intangible asset, calculated by using the straight-line method over a 5-year estimated useful life.

(bb)	Represents an adjustment for the amortization of customer contract intangible asset, calculated by using the straight-line method over a 10-year estimated useful life.

(cc)	Represents an adjustment for the reversal of the deferred tax liability related to the fair value adjustments of acquired intangible assets.

(dd)	Represents the basic and diluted pro forma net loss per share based on the weighted-average number of shares of Common Stock outstanding for the period presented. See Note 8 - Earnings per share.

Note 7 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six months ended June 30, 2026

The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(aaa)

Represents elimination of intercompany sales and cost of sales. This adjustment relates to cryptocurrency mining and related infrastructure equipment purchased by the Company from Legacy Azio AI. Because Legacy Azio AI became a wholly owned subsidiary of the Company upon the Closing, the sale represents an intercompany transaction in the combined entity and must be eliminated in consolidation, including any related revenue and related cost of revenue.

(bbb)	Represents an adjustment for the amortization of supplier relationship intangible asset, calculated by using the straight-line method over a 5-year estimated useful life.

(ccc)	Represents an adjustment for the amortization of customer contract intangible asset, calculated by using the straight-line method over a 10-year estimated useful life.

(ddd)	Represents an adjustment for the reversal of the deferred tax liability related to the fair value adjustments of acquired intangible assets.

(eee)	Represents the basic and diluted pro forma net loss per share based on the weighted-average number of shares of Common Stock outstanding for the period presented. See Note 8 - Earnings per share.

Note 8 — Earnings per share

For the unaudited pro forma condensed combined statements of operations, the Mergers and related Transactions are being reflected as if such transactions had occurred as of January 1, 2025. The weighted-average shares outstanding for the pro forma basic and diluted net loss per share assumes that the shares issuable relating to the Mergers and related Transactions have been outstanding for the entire year ended December 31, 2025, and six months ended June 30, 2026.

The pro forma net loss per share for the year ended December 31, 2025, and for the six months ended June 30, 2026, is as follows:

	Year ended December 31, 2025	Six months ended June 30, 2026
Pro forma net loss	$(40,849,990)	$(15,247,399)
Weighted-average number of shares outstanding used to compute pro forma net loss per share, basic and diluted	5,852,021	16,104,930
Pro forma net loss per share, basic and diluted	$(6.98)	$(0.95)

Weighted-average number of shares outstanding used to compute pro forma net loss per share, basic and diluted:
Company historical weighted-average shares outstanding	3,391,670	13,644,579
Shares issued in connection with the acquisition	2,460,351	2,460,351
Total weighted-average shares outstanding used to compute pro forma net loss, basic and diluted	5,852,021	16,104,930

The following outstanding shares of Common Stock equivalents were excluded from the computation of pro forma diluted net loss per share because including them would have had an anti-dilutive effect for the year ended December 31, 2025, and for the six months ended June 30, 2026:

	Year ended December 31, 2025	Six months ended June 30, 2026
Series A Preferred Stock	97,345,000	97,345,000
Convertible Notes	329,637	329,637
Historical Company stock options	977,250	2,051,835
Historical Company warrants	147,039	51,205
Total	98,798,926	99,777,677